Exhibit 10.18

Professional Services Agreement

 This Professional Services Agreement (“PSA” or “Agreement”), effective April 19, 2025, is made and entered into by and between X Energy, LLC (“X-energy” or “Client”), a Maryland limited liability company, having an office at 530 Gaither Road, Suite 800, Rockville, MD, 20850 and Outpost Consulting Inc. (“Consultant”), having an office at 752 Wendy Culbert Crescent, Newmarket, Ontario, Canada, L3X 0A3.

WHEREAS X-energy wishes to secure Consultant’s performance of consulting and other professional services as defined herein (“Services”);

WHEREAS, Consultant wishes to enter into an agreement with X-energy for the performance of the Services set forth herein;

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I.              DESCRIPTION OF PROFESSIONAL SERVICES

Consultant shall provide Services to X-energy subject to the Terms and Conditions attached hereto as Exhibit A. Services are described in specific Purchase Order(s) and are generally described in the Statement of Work (“SOW”) set forth in Exhibit B.

II.            PURCHASE ORDERS

Consultant will perform Services pursuant to individual Purchase Order(s) issued by an authorized member of the X-energy Procurement Department. The Consultant shall provide all resources necessary to deliver and/or perform the Services in the Purchase Order(s).

Consultant is authorized to provide up to $30,000 of Services per month. Amounts exceeding $30,000 will require prior written approval by X-energy. The total amount of Services invoiced shall not exceed the Total Value Not to Exceed listed in each Purchase Order. X-energy is not obligated to compensate Consultant beyond the Total Purchase Order Value Not to Exceed listed in each Purchase Order. The Total Purchase Order Value Not to Exceed listed in each Purchase Order may be increased only by a written instrument signed by an authorized Procurement Representative of X-energy.

III.           CONTRACT VALUE AND FUNDING

The Contract Value and Funding limits of this PSA are the sum of all awarded Purchase Orders.

IV.           CONSULTANT FEES AND PERIOD OF PERFROMANCE

Consultant’s fully loaded hourly fees for its principals are set forth below. All fees include direct costs and indirect costs, including without limitation, G&A and profit, and shall remain fixed for the term of this PSA. Consultant will provide X-energy the rates or fees for others not listed below who Consultant may retain to assist in the performance of the Services.

Principal Consultant	Hourly Rate
Ken Hartwick	USD $700
Chris Ginther	USD $500

The initial period of performance is twelve (12) months from the Effective Date.

V.            EXCLUSIVITY

Neither Consultant nor any Principal of Consultant shall perform or contract for the provision of services, or serve in an advisory or governance capacity to any advanced or small modular nuclear reactor company or advanced nuclear fuels company while providing Services to X-energy under this Agreement. Upon termination of this Agreement, but subject to Consultant’s ongoing confidentiality obligations as set forth in Paragraph 5 of Exhibit A, Consultant’s exclusivity obligations shall also terminate.

VI.           CONSULTANT AND X-ENERGY ADMINISTRATIVE CONTACTS

Christopher Ginther Outpost Consulting Inc. 752 Wendy Culbert Crescent Newmarket, Ontario Canada L3X 0A3 Phone: [PP] E-mail: [PP]	Attention: Steve Miller X Energy, LLC (X-energy/XE) 530 Gaither Road Suite 800 Rockville, MD 20850 Phone: [PP] E-mail: [PP]

IN WITNESS WHEREOF, the parties have, through their authorized representatives, executed this Agreement, which consists of the Terms and Conditions and all Exhibits and attachments hereto, to be effective as of the date first set forth above.

Outpost Consulting, Inc.		X Energy, LLC

/s/ Christopher Ginther		/s/ Steven L. Miller
Christopher Ginther		Steven L. Miller
Principal		Executive Vice President

Date:	April 23, 2025 | 3:06 PM PDT	Date:	April 23, 2025 | 7:53 PM EDT

Exhibit A

TERMS AND CONDITIONS

1.             Services.

(a)            Consultant will perform the Services described in the Statement of Work (“SOW”), set forth in Exhibit B.

(b)            Consultant agrees not to subcontract or assign any portion of the Services or this Agreement, or use any subcontractor, independent contractor or other third party (collectively, “Subcontractor”) to perform the Services, without X-energy’s prior written consent, which will be reasonably provided. If X-energy provides written consent for the Consultant to use a Subcontractor: (i) Consultant shall be responsible in all respects for compliance by the Subcontractor with all terms and conditions of this Agreement; and (ii) Consultant shall obtain Subcontractor’s written consent to be bound by the confidentiality obligations herein prior to the commencement of performance.

2.             Representations and Warranties.

Consultant hereby acknowledges, represents and warrants that:

(a)	it is legally authorized to do business in the country wherein the Services are rendered and will take, at its own cost, such action as, from time to time hereafter, may be necessary to remain so legally authorized;

(b)	it has the capability, expertise, and means required to perform the Services under the SOW;

(c)	it shall obtain, at its expense, all licenses, permits, insurance, and governmental approvals as required for the execution of its obligations under this Agreement;

(d)	it shall perform the Services under the SOW in accordance therewith and, using its full knowledge to the best of its ability, with the degree of skill and care ordinarily used by competent practitioners of the same professional discipline when performing similar services under similar circumstances, taking into consideration the contemporary state of the practice;

(e)	it shall at all times comply with any and all laws, ordinances, statutes, executive orders and regulations, federal, state, county and municipal, insofar as applicable to Consultant’s performance of the Services under this Agreement;

(f)	it shall have no right or authority to act or make any promise, warranty, guarantee, or representation, incur any liability, commence legal proceedings, negotiate or execute any contract, hold itself out to have the right to accept any official or formal notices from anyone, or otherwise assume any obligation or responsibility, in the name of or on behalf of X-energy, unless specifically authorized in writing by an authorized officer of X-energy; and

(g)	it shall consider this Agreement and Services performed pursuant thereto as confidential information in accordance with Paragraph 5.

3.	Effective Date; Term.

This Agreement shall be effective as of the date first above written (“Effective Date”) and shall continue in full force and effect for a period of 12 months, unless sooner terminated in accordance with Paragraph 10 hereof.

4.	Invoicing and Payment.

Invoices shall be submitted once a month, by the 5th calendar day of the month, reporting the number of hours of work that Consultant has performed for X-energy through the end of the previous month. Each invoice will include:

(a)	A separate, distinct invoice number;

(b)	The current and cumulative charges for the billing period, with hours and dollars owed at the rates provided in this Agreement;

(c)	Copies of timesheets with descriptions of the Services performed;

(d)	Receipts for all other necessary and reasonably incurred costs to support performance of the Services; and

(e)	Consultant’s signature, date of submittal and a statement affirming that the costs included are true correct.

All invoices shall be sent to accountspayablefx-energy.com by the 5th calendar day of the month subsequent to the month that the work is performed.

5.	Confidentiality and Proprietary Information.

(a)	Confidential Information as used in this Agreement shall mean any and all information of X-energy, in any form, including but not limited to, all data, compilations, summaries, programs, devices, strategies, or methods concerning or related to:

i.	X-energy’s finances, financial condition, results of operations, employee relations, and any other data or information relating to internal affairs and policies of X-energy;

ii.	X-energy’s marketing and business plans, future plans, concepts, competitive strategies, pricing, margins, designs, models, apparatus, disclosed customer and supplier lists;

iii.	the terms and conditions of X-energy’s purchases, sales and offers regarding potential or actual projects contemplated or evaluated hereunder;

iv.	the terms, conditions, and current status of X-energy’s agreements and relationships with any customer, supplier, or business associate, affiliate or partner whether or not in writing;

v.	X-energy’s trade secrets as defined by state and federal law, and/or as defined by the jurisdictions, whether foreign or domestic, in which X-energy operates;

vi.	X-energy’s pricing structure, including its costs, margins and mark-ups;

vii	any other information and knowledge with respect to all projects or plans of X-energy in any stage of development or evaluation by X-energy; and

viii.	any communication between X-energy and its officers, directors, employees, consultants and attorneys.

(b)	Confidential Information does not include information that: (1) is or becomes part of the public domain other than as a result of disclosure by Consultant; (2) becomes available to Consultant on a non-confidential basis from a source other than X-energy, provided that source is not bound with respect to that information by a confidentiality agreement with X-energy or otherwise prohibited from transmitting that information by a contractual, legal or other obligation; (3) is compelled to be disclosed by a legal, governmental or public authority, or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of X-energy; or (4) is not included in paragraph 5 (a), above.

(c)	The parties acknowledge and agree that in the course of the provision of the Services, Consultant shall have access to Confidential Information. Consultant agrees that, during the term of this Agreement and at any time thereafter, except as required by X-energy, Consultant will not knowingly use, publish, disclose, appropriate or communicate, directly or indirectly, any Confidential Information. Consultant acknowledges and agrees that all Confidential Information is valuable proprietary information of X-energy, and that it is solely due to Consultant’s Services under this Agreement that Consultant has or will gain access to the Confidential Information.

(d)	Upon the expiration of the Term of the agreement provided in Paragraph 3 or sooner if requested/demanded by X-energy in writing pursuant to Paragraph 10, Consultant shall return to X-energy, or destroy and confirm such destruction, to X-energy, at X-energy’s option, all records, documents, proposals, notes, lists, files and any and all other materials including, without limitations, computerized and/or electronic information, that refers, relates or otherwise pertains to X-energy, its parent and subsidiary corporations, their affiliates, and/or each of their respective officers, directors, shareholders, agents, employees, and successors or assigns, and any and all business dealings of said persons and entities (the “X-energy Documents”). In addition, upon the expiration of the Term of the agreement provided in Paragraph 3 or sooner if requested/demanded by X-energy in writing pursuant to Paragraph 10, Consultant shall return to X-energy all property and equipment issued by X-energy during the course of this relationship, including, but not limited to, computers, mobile telephones and other smart technology communication devices and related hardware (the “X-energy Property”) by personally delivering the X-energy Property to X-energy’s office.

(e)	The Confidentiality requirements of this Agreement shall expire twelve (12) months from the later of the date of Termination of this Agreement, and the date of return of, or confirmation of the destruction of, all Confidential Information to X-energy; provided that Consultant’s obligations under paragraph 5 (c) not to disclose X-energy’s Confidential Information shall survive the termination of this Agreement.

6.	Ownership of Work Product and Data.

(a) Consultant agrees that all work product developed by Consultant alone or in conjunction with others in connection with the performance of services pursuant to this Agreement is and shall be the sole property of X-energy, and Consultant shall retain no ownership, interest, or rights therein except to the extent of any Consultant Background IP which may be embodied in the work product as further defined in paragraph 6 (b). Work product includes but is not limited to reports, graphics, memoranda, slogans, and taglines. X-energy shall have the full title and all rights in and to (including the sole right to obtain patents on) any inventions, ideas, discoveries, methods, processes, designs, drawings, calculations, data, information, reports, computer programs and concepts of any nature (“Data”) whatsoever made or conceived by Consultant during the performance of the Services in this Agreement. Consultant shall keep confidential and shall not publish or otherwise disclose any such Data without X-energy ’s prior written consent or retain copies of such Data after the termination of this Agreement. Works of authorship created in performing the services hereunder shall be considered as specially ordered or commissioned “work for hire” and all copyrights for such works of authorship shall belong to X-energy. Consultant agrees to provide such Data to X-energy and to execute all documents and comply with any reasonable request of X-energy in connection with patents or patent applications which may be undertaken at X-energy’s expense.

Notwithstanding the above, X-energy understands that special techniques in the arts and sciences, developed or accumulated by Consultant at its own time and expense, may be employed to benefit X-energy under this Agreement (“Background IP”), and agrees that such special techniques are proprietary to Consultant and shall not be disclosed to any third party during or subsequent to the term of this Agreement without Consultant’s prior written consent; provided, however, that to the extent any such Background IP is embodied in work product, Consultant hereby grants to X-energy a perpetual, royalty-free, fully paid license right of use with respect to such Background IP such that X-energy shall not be restricted in any way from utilizing the work product for its intended use.

7.	Independent Contractor.

(a) Consultant’s relationship with Client will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture, or employment relationship. Consultant is retained by X-energy only for the purposes and to the extent set forth in this Agreement for the performance of the Services. Consultant is not required to provide services exclusively to X-energy and Consultant is free to undertake other engagements with other business entities in accordance with the confidentiality and conflict of interest provisions herein. Consultant shall be solely responsible for the performance of the Services, and subject to the terms of this Agreement, shall have sole discretion and control to determine the method, details and means of performing the Services, subject to the specifications and limitations of X-energy. X-energy shall have no right to, and shall not, control the manner or determine the method of accomplishing the Services, but X-energy retains the right to control the overall objectives regarding the duties and/or work to be performed by Consultant pursuant hereto.

(b) Consultant hereby represents and warrants that Consultant is solely and exclusively responsible for paying all federal, state and/or local taxes and withholdings with respect to any fees Consultant receives as a result of the performance of the Services. In addition, Consultant represents and warrants that it will comply with any other applicable statutory or contractual obligations, including but not limited to, workers’ compensation insurance, health insurance, and unemployment insurance as part of Consultant’s status as an independent business. Consultant on behalf of its officers, directors, employees and agents if any, represents and warrants that it is not eligible, and will have no claim against X-energy, for employee benefits, including but not limited to vacation or holiday pay, sick leave, health insurance, retirement benefits, unemployment insurance benefits, separation payments or other employee benefits of any kind (collectively, Benefits). If any government agency or court determines that Consultant should be reclassified as an employee, Consultant hereby waives any right to X-energy Benefits and acknowledges and understands that such reclassification shall not entitle Consultant to any Benefits offered to X-energy’s employees.

8.             Export Control.

Consultant acknowledges that the performance of this Agreement is subject to compliance with applicable United States laws, regulations, and/or orders, including those that relate to the export of materials, equipment, software, or technology, such as the U.S. Department of Energy regulations found in 10 C.F.R. Part 810, the U.S. Nuclear Regulatory Commission regulations in 10 C.F.R. Part 110, the International Traffic in Arms Regulations (“ITAR”) found in 22 C.F.R. Parts 120-130 controlled by the U.S. Department of State or the Export Administration Regulations found in 15 C.F.R. Part 730 et seq. (“EAR”) controlled by the U.S. Department of Commerce, as may be amended (collectively, “Export Control Laws”). Consultant shall comply with all Export Control Laws. Consultant shall not export, re-export, transfer, or retransfer, directly or indirectly, any technology, data, services, or hardware, except as permitted by such Export Control Laws. Consultant further acknowledges that exports of technology and items subject to the Export Control laws may require prior written approval from the U.S. government and that exports or re-exports of any U.S. technology to any destination under U.S. sanction or embargo are forbidden. Compliance with the foregoing provisions shall be supported and/or provided by X-energy.

9.             No Unlawful Payments.

Consultant is aware of and familiar with the provisions of the Foreign Corrupt Practices Act and analogous laws (e.g., UK Bribery Act) that are applicable to X-energy under its laws of incorporation, as well as any other applicable laws that otherwise subject X-energy, including without limitation any laws implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, as these laws may be amended or interpreted from time to time (the “Corrupt Payment Laws”) and their purposes.

Consultant hereby represents and warrants that it has complied, and undertakes that, in performing this Agreement, the Consultant shall comply with and do all things necessary to comply with the Corrupt Payment Laws that apply to this Agreement and the performance thereof.

10.           Termination.

(a) This agreement may be terminated by either party by giving (60) sixty days written notice to the other party. Termination under this Paragraph shall be without prejudice to any sums therefore accrued, provided however, that X-energy may retain any final payment otherwise due to Consultant pending Consultant’s satisfactory completion of any work remaining under assigned PO(s), or such other satisfactory completion as may be agreed to by X-energy.

(b) X-energy may immediately terminate this Agreement and Consultant’s Services at any time if Consultant engages in misconduct or any fraudulent or dishonest act against X-energy or in connection with providing services to X-energy; Consultant violates any applicable law or regulation relating to dishonesty or respecting X-energy’s business, or that disqualifies Consultant from being affiliated with Consultant; Consultant habitually neglects his duties or provides substandard service; or Consultant otherwise violates any of the terms of this Agreement. If Consultant’s services are terminated for misconduct, fraudulent or dishonest acts, or violation of laws or regulations, any fees that have not been paid will be forfeited and not paid to Consultant. If any of the other events identified in this Paragraph occur, payments will end on the date Consultant’s services are terminated.

11.           Suspension of Work.

X-energy shall have the right to suspend the performance of the work at any time by giving twenty-four (24) hours prior notice in writing of such action plus such reasonable time as may be required for the suspension of the work so as to beneficially conserve what work has been done or is actually in progress for future use. No prior notice in writing is required if suspension is necessary as a result of Consultant violating safety procedures. Suspension of the work shall be made without prejudice to the claims of either party respect of any antecedent breach of the terms of this Contract. Consultant shall, during the period of suspension, minimize all costs associated with the suspension. Upon receipt of any notice of suspension, Consultant shall, unless the notice requires otherwise:

i.	Immediately discontinue the performance of the work to the extent specified in the notice;

ii.	Take no further action relative to subcontractors or suppliers with respect to suspended work other than to the extent required in the notice;

iii.	Promptly make every reasonable effort to obtain suspension upon terms satisfactory to X-energy of all subcontracts and purchase agreements to the extent they relate to portions of the work suspended; and

iv.	Upon receipt of notice to resume the suspended work, promptly as practicable resume the suspended work to the extent required in the notice.

As compensation to Consultant for any suspension, Consultant shall be reimbursed for reasonable costs incurred as a result of the suspension, such as mobilization and demobilization of Consultant and its subcontractors and reasonable costs in bringing the work to an orderly state of suspension, as well as cancellation costs and any expenses reasonably incurred, including escalation costs. Any suspension or work stoppage due to Consultant’s or Consultant’s subcontractors’ or agents’ safety violations shall be at Consultant’s expense. In addition, standby costs incurred by Consultant during the period of suspension (except for safety violations) incurred in keeping itself or its subcontractors committed to the work in a standby status shall be paid by X-energy on a reimbursable basis.

12.           Limitation of Liability.

Other than damages due to breaches of confidentiality, in no event shall the Parties be liable for any special, indirect, incidental or consequential damages (including, but not limited to, lost profits, lost business opportunities, loss of use or equipment down time, and loss of or corruption to data) arising out of or relating to this Agreement, regardless of the legal theory under which such damages are sought.

13.           Indemnification.

(a) Consultant shall indemnify, defend and hold harmless X-energy and its affiliates, as well as X-energy’s and its affiliates’ members, managers, officers, directors, employees, agents, representatives from and against any and all third party claims, suits, causes of action, proceedings, liabilities, injuries to persons or property, cost and expenses (including reasonable attorneys’ fees) arising from Consultant’s grossly negligent or worse conduct except to the extent any such liability, damage, loss, cost or expense is caused by X-energy’s gross negligence or worse conduct. Such damages include but are not limited to injury or death of persons, loss of or damage to property (including loss of use thereof), and economic loss, including lost profit or opportunity, pollution, and environmental impairment, and natural resource damages.

(b) X-energy shall indemnify, defend and hold harmless Consultant and its affiliates, as well as Consultant's and its affiliates' members,managers, officers, directors, employees, agents, representatives from and against any and all third party claims, suits, causes of action, proceedings, liabilities, injuries to persons or property, cost and expenses (including reasonable attorneys' fees) arising from X-energy's grossly negligent or worse conduct except to the extent any such liability, damage, loss, cost or expense is caused by Consultant's gross negligence or worse conduct. Such damages include but are not limited to injury or death of persons, loss of or damage to property (including loss of use thereof), and economic loss, including lost profit or opportunity, pollution, and environmental impairment, and natural resource damages.

(c) Consultant agrees to indemnify, protect and hold X-energy harmless from any and all tax liabilities and responsibilities for payment of all federal, state and local taxes, including, but not limited to all payroll taxes, self-employment taxes, and for payment of any workers' compensation premiums or other contributions imposed or required under federal, state and local laws, with respect to Consultant.

(d) Each party will notify the other of any claim for which indemnification is sought under this Agreement.

14.            Insurance.

Consultant shall maintain automobile bodily injury and property damage liability insurance covering automobiles, whether owned, non-owned, leased, or hired, with a combined single limit of not less than $500,000.00. When required by X-energy, Consultant will furnish certificates of insurance as evidence of the above-required policies.

15.            Non-Waiver of Rights.

The failure of either party to insist upon performance of any provision of this Agreement, or to exercise any right, remedy or option provided herein, shall neither be construed as a waiver of the right to assert any of the same or to rely on any such terms or conditions at any time thereafter, nor in any way affect the validity of this Agreement.

16.            Severability.

If any covenant, condition, term, or provision contained in this Agreement is held or finally determined to be invalid, illegal, or unenforceable in any respect, in whole or in part, such covenant, condition, term, or provision shall be severed from this Agreement, and the remaining covenants, conditions, terms and provisions contained herein shall continue in force and effect, and shall in no way be affected, prejudiced or disturbed thereby.

17.            Assignment.

Neither party may sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld. Notwithstanding the foregoing, X-energy may transfer or assign its rights hereunder to any successor in interest to all or substantially all of its assets.

18.            Governing Law.

This Agreement and all matters relating to the meaning, validity or enforceability thereof and the performance of Services hereunder shall be governed by and construed under the laws of the State of Maryland.

19.            Disputes.

X-energy and the Consultant agree to resolve any dispute arising under or relating to this Agreement via negotiation in good faith to attempt to reach a mutually agreeable resolution within a reasonable amount of time.

20.            Modification.

This Agreement may be modified, or part or parts hereof waived, only by an instrument in writing specifically referencing this Agreement and signed by an authorized representative of the party against whom enforcement of the purported modification is sought.

21.            Conflicting Obligations.

Notwithstanding that Consultant may be, during the term hereof, an employee, consultant, board member, etc. of another company, Consultant will not engage in outside activities that would create a direct conflict of interest with X-energy's business. During the term of this Agreement and the six-month period thereafter, Consultant shall not solicit, hire or retain any X-energy employee.

22.            Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the Services to be performed by Consultant under this Agreement.

23.            Headings.

Headings used throughout this Agreement are for administrative convenience only and shall be disregarded for the purpose of construing and enforcing this Agreement.

24.            Waiver of Breach or Violation Not Deemed Continuing.

The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach or violation.

25.            Notices.

Any notice required or permitted to be given by one party to the other pursuant to this Agreement shall be in writing and may be given by e-mail or other means of electronic transmission (all subject to receipt being acknowledged) or certified letter (postage prepaid) addressed to the individual identified in Section V of this Agreement for the party intended as the recipient.

26.            Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same Agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Exhibit B

Statement of work

•     Project Long Mott ("PLM") and other Xe-100 projects:

•	Ken Hartwick to serve as XE's senior representative on the soon-to-be-established PLM oversight committee. This may involve serving as Committee Chairman.

•	Advise XE on PLM and other projects' contractual framework and structure (not legal advice, per se, but more best practices that have successfully been employed in other mega projects) with the goal of standardizing contractual framework.

•	Provide general project monitoring and advice to XE team, including advice on construction progress and trends.

•	Assist in cost and schedule validation of technology development and project execution.

•	Present periodic project reports to the XE Board of Directors, as requested by XE.

•     XE DevCo support and strategic advice:

•	Advise senior XE leadership on DevCo organizational structure and effectiveness.

•	Advise XE DevCo organization in support of non-PLM project commercial negotiations, business development, and project management.

•	Support external facing meetings on behalf of XE for senior-level meetings with current and future external partners (e.g., strategic partners, project owners, institutional investors, government investors, debt finance investors, etc.).

•     Canadian Market Support:

•	Strategically engage with senior government officials in Canada to drive policies favorable to deploying an Xe-100 Canadian fleet.

•	Strategically advise XE and engage with Canadian senior/executive-level customers/partners in support of XE Canadian business development.

•	Advise XE Canada team on overall market strategy for customer targeting, cost competitiveness, project development, project finance, and government engagement to deliver a fleet of Xe-100s in Canada.